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                                                                    EXHIBIT 10.7

                  CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

     THIS CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective October 1, 1996, (the "Effective Date"), by and between EAGLE USA AIR FREIGHT, INC., a Texas corporation with its principal place of business at 3214 Lodestar, Houston, Harris County, 77032 Texas (hereinafter called the ("Company"), and James R. Crane, an individual residing in Harris County, Texas (hereinafter called "Employee").

     In consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

     1. SUPERSEDING AGREEMENT. This Agreement supersedes any and all other employment agreements, written or oral, between the Company and Employee. This Agreement is entered into in connection with, and contemporaneously with, the issuance to Employee of Awards (as defined therein) pursuant to the Eagle USA Freight, Inc. Long-Term Incentive Plan.

     2. EMPLOYEE'S REPRESENTATIONS.

     (a) Employee is not, nor has Employee ever been, a party to any employment agreement, expressed or implied, with any employer which requires the Employee to continue in the employment beyond the effective date of this Agreement.

     (b) The undertaking of this Agreement will not constitute a breach of any agreement to which Employee is a party or any obligation to which Employee is bound.

     (c) Employee has not, and will not, use or divulge to anyone any of the "Trade Secrets" of the former employer.

     (d) Employee is not bound by any non-disclosure or non-compete agreement agreements which would in any way effect Employee's performance under this Agreement.

     (e) Employee has no obligations to others which are inconsistent with the terms of this Agreement or with Employee's faithful performance of duties as an Employee of the Company.

     3. EMPLOYMENT. The Company hereby employs Employee as Chief Executive Officer for the Company's air freight forwarding operations and to perform such other duties in connection therewith as the President of the Company may direct from time to time, including without limitation attendance at management, sales and other meetings at the Company's office in Houston, Harris County, Texas. Employee hereby accepts such employment and agrees to devote his full time and attention to the diligent prosecution of the business and affairs of the Company. Without the prior written consent of the Company,


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Employee shall not serve as a Employee of, or solicit or accept orders for, air freight forwarding services on behalf of any other person, firm or entity or accept any other part or full time employment.

     4. TERM. The employment provided for hereunder shall commence on the Effective Date and continue until terminated by the Company or Employee as hereinafter provided.

     5. COMPENSATION. For services rendered by Employee under the terms of this Agreement, the Company shall compensate Employee a base monthly salary of $41,666.67, payable bi-weekly in arrears in accordance with the payroll policies of the Company and subject to normal withholding of state and federal income, unemployment and FICA taxes.

     6. CORPORATE BENEFITS. The Company shall, during Employee's period of employment, provide Employee the following benefits and perquisites:

     (a) Transportation. The Company shall provide Employee a company car, and the Company shall pay insurance expenses for same, for use on behalf of and in furtherance of the Company's business.

     (b) Expenses. The Company shall reimburse Employee monthly for reasonable and necessary business expenses he incurs in the performance of his duties and functions on behalf of the Company; provided, however, that the Company may refuse to reimburse Employee for expenses in excess of $20 for which he cannot or does not provide an original credit card receipt or similar accounting or documentation which states the amount of expenditure, the date, place, and essential character of the expenditure, the business reason for the expenditure and/or the nature of the business derived or expected to be derived as a result of the expenditure.

     (c) Insurance. The Company shall provide Employee with dental and medical insurance coverages at such cost and to the extent made available by the Company to its Employees generally.

     (d) 401(k) Plan Employee shall be entitled to participate in the Company's 401(k) Plan.

     (e) The Company shall reimburse Employee for annual dues for the Lochinvar Club.

     (f) The Company shall pay Employee pursuant to the Five-Year Incentive Plan attached hereto as Exhibit "A."

     7. TERMINATION. Notwithstanding any provision hereof to the contrary, and notwithstanding any provision stating compensation, commissions or other benefits to be calculated or payable on a monthly, quarterly or annual basis, either the Company or Employee may terminate this Agreement at any time, with or without cause, by giving the

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non-terminating party thirty (30) days advance, written notice of termination.
The Company shall have the right to terminate this Agreement for cause effective immediately on delivery of written or oral notice of termination. For purposes of this Agreement, "cause" shall include, but shall not be limited to,
(a) Employee's failure or refusal to perform to the satisfaction of the President of the Company any duty or task delegated to him or Employee's failure or refusal to observe and keep any and all covenants or obligations on his part to be performed or kept under the terms of this Agreement or other policies and guidelines from time to time established by the Company, which failure or refusal is not cured within ten (10) days after written notice thereof from the Company, or (b) Employee's malfeasance, theft from the Company, embezzlement or other illegal conduct which in the judgment of the Company could damage the business or reputation of the Company.

     8. DISCLOSURE OF CONFIDENTIAL BUSINESS INFORMATION. Employee recognizes and acknowledges that lists of the Company's customers, pricing structures and policies and credit terms, as they may exist from time to time (collectively "Business Information"), are valuable, special and unique assets of the Company's business and constitute confidential and proprietary business information of the Company. Accordingly, Employee covenants that he will not, during or after the term of his employment with the Company, disclose Business Information, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Employee additionally covenants not to disclose to any person, firm, corporation, association or other entity any other information which is not otherwise known to the public concerning the business, customers or affairs of the Company or its subsidiaries or affiliates which he may acquire in the course of or as an incident to his employment and service on behalf of the Company.

     9. COVENANT NOT TO COMPETE. The nature and character of the Company's business in which Employee will be engaged is air freight forwarding and related activities. Employee agrees that during the period of his employment hereunder, and for a period of two years after the termination of his employment (a) by the Company for cause or (b) voluntarily by Employee, or for a period of one year after the termination of his employment without cause, he shall not, directly or indirectly, as an owner, operator, employee, representative, shareholder, officer, director, partner, venturer, consultant, advisor or in any other capacity, within a seventy-five (75) mile radius of the Houston offices or any Company office that Employee may hereafter serve on behalf of the Company during the term hereof, and regardless of any claims that either party may have against the other, (x) engage in any business activity in competition with the business in which the Company is engaged at any time during his employment or any business activity which the Company is planning or intends to pursue at the date of termination of Employee's employment, (y) solicit such business from, or provide such services to, any of the customers or accounts of the Company, or (z) become the employee of, or otherwise render services to or on behalf of, any enterprise which competes directly or indirectly with the business of the Company. Employee agrees that the limitations set forth on his rights to compete with the Company after termination of his employment are reasonable and necessary to the protection of the Company. In this regard, Employee specifically agrees that such limitations as to the period of time, geographic area and type and scope of restriction on his activities specified herein are reasonable and necessary for the

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protection of the goodwill or other business interests of the Company. However, should either the time period or the geographical area provided herein be deemed invalid or unenforceable in any respect, then Employee recognizes and agrees that a modification may be made to such time period or geographic area to protect the Company with respect to the purpose of this covenant not to compete. This covenant on the part of Employee shall be independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense for the enforcement by the Company of this covenant.

     10. NO SOLICITATION. Employee agrees that during the term hereof and for a period of one year following the termination of Employee's employment, with or without cause, Employee will not, individually or on behalf of his employer or any other person or entity, directly or indirectly, solicit, divert, recruit or employ any employee of the Company or induce any employee of the Company to terminate his or her employment.

     11. INJUNCTIVE RELIEF. Employee recognizes and agrees that any violation of any of the provisions contained in Sections 7, 8 or 9 hereof will cause such damage or injury to the Company as would be irreparable and continuing, that the exact amount of such damage might be difficult to ascertain and that, for such reason, among others, the Company shall be entitled, as a matter of course, to a temporary restraining order and a temporary and permanent injunction restraining any further violation of any such provision. Such right to injunctive relief shall be in addition to, and not in limitation of, any other rights and remedies the Company may have against Employee, including without limitation the right to recover damages for any breach or threatened breach, including without limitation the recovery of damages from Employee.

     12. NOTICE. Any notice given under this Agreement by either party shall be given in writing. Any such notice shall be deemed to be given upon actual delivery or when mailed to any such party by registered or certified mail, postage prepaid, addressed to such party at its address set out below, or at such other addresses as either party may hereafter designate (by written notice provided in accordance with this paragraph) as its address for purposes of notice hereunder:

     Employee:  James R. Crane
                1702 North Blvd.
                Houston, TX  77098

     Company:   Eagle USA Air Freight, Inc.
                P.O. Box 60467 AMF
                Houston, Texas 77205
                Attn.: James R. Crane, President

     13. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.


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     14. ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. It may be amended only by an agreement in writing signed by both parties.

     15. BENEFITS; ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective heirs, successors and assigns. Employee shall not assign his rights, duties or obligations hereunder without the express written consent of the Company.

     16. APPLICABLE LAW; JURISDICTION. The parties intend and agree that the terms and provisions of this Agreement and the performance of the parties hereunder shall be governed by the laws of the State of Texas. The parties agree to submit to the jurisdiction of the courts located in Harris County, Texas with respect to any matter arising under this Agreement or its enforcement.

     17. SEVERABILITY. In the event that any provision of this Agreement is declared to be invalid or illegal by final judgment of any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect notwithstanding the invalidity or illegality of such provision.

     IN WITNESS WHEREOF, each of the parties hereby executes this Agreement at Houston, Harris County, Texas on the day and year first above written.


                                             EAGLE USA AIRFREIGHT, INC.


                                             By:  /s/ JAMES R. CRANE
                                                ------------------------------
                                             James R. Crane, President

                                             /s/  JAMES R. CRANE
                                             ---------------------------------
                                             James R. Crane



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                                  EXHIBIT "A"


                                 JAMES R. CRANE
                            FIVE YEAR INCENTIVE PLAN
                                    11/30/95




BASE SALARY:      $521,000

SALES GOALS & PROJECTED CASH INCENTIVES:

         Based on 25% annual sales increases and 10% operating margin

Gross Sales   Operating Income   Net Income Before Tax   Incentive Multiple   Projected Cash
                                                                                Incentives
Fiscal
1996 - 170M       x.1                17.0 mil                   .015             $255,000
1997 - 213M       x.1                21.3 mil                   .015             $319,500
1998 - 266M       x.1                26.6 mil                   .014             $372,400
1999 - 333M       x.1                33.3 mil                   .013             $432,900
2000 - 416M       x.1                41.6 mil                   .013             $540,800


  Draws will be paid bi-weekly at $6,923 starting February 1st.
  December and January draws will be paid in lump sum of $15,000 for each month. The account will be balanced at fiscal year end using the above formula.
  All incentives will be paid on total net income before tax.





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